UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 15, 2007

Interpharm Holdings, Inc.

(Exact name of Registrant as specified in charter)

Delaware	0-22710	13-3673965
(State or other jurisdic-	(Commission	(IRS Employer
tion of incorporation)	File Number)	Identification No.)

75 Adams Avenue, Hauppauge, New York		11788
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (631) 952 0214

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 23, 2007, the Interpharm Holdings, Inc.’s (the “Company”) Board of Directors appointed Peter Giallorenzo as an Executive Vice President, effective on that date, and as its Chief Financial Officer (“CFO”), effective February 15, 2007.

Mr. Giallorenzo, 49, is a Certified Public Accountant with over twenty five years of management and financial experience for both public and private companies. Prior to joining the Company, Mr. Giallorenzo served for six years as Senior Vice President Finance and CFO of Nice-Pak Products, Inc., a consumer and healthcare products manufacturer. Mr. Giallorenzo also has experience in the generic pharmaceutical business having served as CFO initially, and then Senior Vice President and Chief Operating Officer of Taro Pharmaceutical Industries, Ltd., a generic pharmaceutical product manufacturer.

In connection with his employment with the Company, Mr. Giallorenzo entered into an employment agreement with the Company with a three year term. The other material terms of the agreement are as follows: a base salary of $237,500 per year, 100,000 options to purchase Company common stock that are to vest over five years or an economic equivalent in restricted common stock and an additional 100,000 options or an economic equivalent in restricted common stock which will vest upon the achievement of certain performance measures.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERPHARM HOLDINGS, INC.

February 15, 2007	By: /s/ Kenneth Cappel, Esq.
Kenneth Cappel, Esq.
Executive Vice President and General Counsel